Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fortress Biotech, Inc. on Form S-8 (No. 333-xxxxxx ) to be filed on or about August 28, 2015 of our reports dated March 16, 2015 on our audits of the consolidated financial statements of Fortress Biotech, Inc. (formerly known as Coronado Biosciences, Inc.) as of December 31, 2014 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports were included in the Annual Report on Form 10-K filed March 16, 2015.

/s/ EisnerAmper LLP

New York, New York
August 28, 2015